EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:           Rebecca Winning
                         InfoNow Corporation
                         (303) 293-0212
                         rwinning@infonow.com

InfoNow Receives Notice of Non-Compliance with Nasdaq Continued Listing Standard

Company has until November 1, 2005 to demonstrate compliance by maintaining a minimum closing bid of at least $1.00 for a minimum of 10 consecutive trading days.

DENVER, May 6, 2005 – InfoNow Corporation (NASDAQ: INOW), a leading provider of channel visibility and channel management solutions, today announced that it has received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) because, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the $1.00 minimum per share. In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until November 1, 2005, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company’s common stock on the Nasdaq SmallCap Market at this time.

If at any time before November 1, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule, although the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, which is generally no more than 20 consecutive business days, under certain circumstances. If the Company does not regain compliance with the Minimum Bid Price Rule by November 1, 2005, Nasdaq will notify the Company that its common stock will be delisted from the Nasdaq SmallCap Market.

In the event that the Company receives notice that its common stock is being delisted from the Nasdaq SmallCap Market, Nasdaq rules permit the Company to appeal the delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with: the Nasdaq staff’s discretion to require an issuer to maintain a minimum bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days); other actions that may be taken by the Nasdaq staff; our ability to remain listed on the Nasdaq SmallCap Market in accordance with other continued listing standards; and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

About InfoNow Corporation

InfoNow (NASDAQ: INOW) provides channel visibility and channel management software and services to companies that sell through complex channel partner networks. The Company’s Channel Insight Solution gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their businesses, through detailed customer segmentation and profiling, highly targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, precise sales credit assignment, real-time inventory tracking and more. The Company also offers channel management solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, EMC, Enterasys Networks, Hewlett-Packard, StorageTek, Visa and Wachovia better serve their end-customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company’s Web site at www.infonow.com.

InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

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